EXHIBIT (h)(1)

                            TRANSFER AGENCY AGREEMENT
                           AS AMENDED DECEMBER 1, 2004

        AGREEMENT made this 13th day of February, 1998, between VINTAGE MUTUAL FUNDS, INC. (the "Company"), a Maryland corporation having its principal place of business at 2203 Grand Avenue, Des Moines, Iowa 50312, and INVESTORS MANAGEMENT GROUP, LTD. ("IMG"), an Iowa corporation having its principal place of business at 2203 Grand Avenue, Des Moines, Iowa 50312.

        WHEREAS, the Company desires that IMG perform certain services for each series of the Company identified in Schedule A hereto (individually referred to herein as a "Fund" and collectively as the "Funds"); and

        WHEREAS, IMG is willing to perform such services on the terms and conditions set forth in this Agreement.

        NOW, THEREFORE, in consideration of the mutual premises and covenants herein set forth, the parties agree as follows:

        1. SERVICES.

             IMG shall perform for the Company the transfer agent services set forth in Schedule B hereto. IMG also agrees to perform for the Company such special services incidental to the performance of the services enumerated herein as agreed to by the parties from time to time. IMG shall perform such additional services as are provided on an amendment to Schedule B hereof, in consideration of such fees as the parties hereto may agree.

             IMG may, in its discretion, appoint in writing other parties qualified to perform transfer agency services reasonably acceptable to the Company (individually, a "Sub-transfer Agent") to carry out some or all of its responsibilities under this Agreement with respect to a Fund; provided, however, that the Sub-transfer Agent shall be the agent of IMG and not the agent of the Company or such Fund, and that IMG shall be fully responsible for the acts of such Sub-transfer Agent and shall not be relieved of any of its responsibilities hereunder by the appointment of such Sub-transfer Agent.

        2.   FEES.

             The Company shall pay IMG for the services to be provided by IMG under this Agreement in accordance with, and in the manner set forth in, Schedule C hereto. Fees for any additional services to be provided by IMG pursuant to an amendment to Schedule B hereto shall be subject to mutual agreement at the time such amendment to Schedule B is proposed.

        3. REIMBURSEMENT OF EXPENSES.

             In addition to paying IMG the fees described in Section 2 hereof, the Company agrees to reimburse IMG for IMG' out-of-pocket expenses in providing services hereunder, including without limitation, the following:

             (a) All freight and other delivery and bonding charges incurred by IMG in delivering materials to and from the Company and in delivering all materials to shareholders;

             (b) All direct telephone, telephone transmission and telecopy or other electronic transmission expenses incurred by IMG in communication with the Company, the Company's investment adviser or custodian, dealers, shareholders or others as required for IMG to perform the services to be provided hereunder;

             (c) Costs of postage, couriers, stock computer paper, statements, labels, envelopes, checks, reports, letters, tax forms, proxies, notices or other form of printed material which shall be required by IMG for the performance of the services to be provided hereunder;
             (d) The cost of microfilm or microfiche of records or other materials; and

             (e) Any expenses IMG shall incur at the written direction of an officer of the Company thereunto duly authorized.

        4.   EFFECTIVE DATE.

             This Agreement shall become effective as of the date first written above (the "Effective Date").

        5.   TERM.

             This Agreement shall continue in effect with respect to a Fund, unless earlier terminated by either party hereto as provided hereunder, until February 13, 2000 (the "Initial Term"). Thereafter, unless otherwise terminated as provided herein, this Agreement shall be renewed automatically for successive one-year periods ("Rollover Periods"), provided however, that this Agreement may be terminated without penalty (i) by mutual agreement of the parties, (ii) during the Initial Term for "cause" as defined below, upon the provision of 60 days advance written notice by the party alleging cause, or (iii) during any Rollover Period for any reason upon 60 days advance written notice by either party.

             For purposes of this Agreement, "cause" shall mean (a) a material breach of this Agreement that has not been cured within thirty (30) days following written notice of such breach from the non-breaching party; (b) a final, unappealable judicial, regulatory or administrative ruling or order in which the party to be terminated has been found guilty of criminal or unethical behavior in the conduct of its business; or (c) financial difficulties on the part of the party to be terminated which are evidenced by the authorization or commencement of, or involvement by way of pleading, answer, consent or acquiescence in, a voluntary or involuntary case under Title 11 of the United States Code, as from time to time is in effect, or any applicable law, other than said Title 11, of any jurisdiction relating to the liquidation or reorganization of debtors or to the modification or alteration of the rights of creditors.

             After such termination, for so long as IMG, with the written consent of the Company, in fact continues to perform any one or more of the services contemplated by this Agreement or any Schedule or exhibit hereto, the provisions of this Agreement, including without limitation the provisions dealing with indemnification, shall continue in full force and effect. Fees and out-of-pocket expenses incurred by IMG but unpaid by the Company upon such termination shall be immediately due and payable upon and notwithstanding such termination. IMG shall be entitled to collect from the Company, in addition to the fees and disbursements provided by Sections 2 and 3 hereof, the amount of all of IMG' cash disbursements in connection with IMG' activities in effecting such termination, including without limitation, the delivery to the Company and/or its distributor or investment adviser and/or other parties, of the Company's property, records, instruments and documents, or any copies thereof. To the extent that IMG may retain in its possession copies of any Company documents or records subsequent to such termination which copies had not been requested by or on behalf of the Company in connection with the termination process described above, IMG, for a reasonable fee, will provide the Company with reasonable access to such copies.

             During the Initial Term, if without cause, IMG is replaced as transfer agent, or if a third party is added to perform all or a part of the services provided by IMG under this Agreement (excluding any sub-transfer agent appointed by IMG as provided in Section 1 hereof), then the Company shall make a one-time cash payment, as liquidated damages to, IMG equal to the balance due IMG for the remainder of the term of this Agreement, assuming for purposes of calculation of the payment that the number of shareholder accounts within the Company on the date IMG is replaced, or a third party is added, will remain constant for the balance of the contract term.

             In the event the Company is merged into another legal entity in part or in whole or is otherwise liquidated in part or in whole pursuant to a business reorganization prior to the expiration of the then-current term of this Agreement, the parties acknowledge and agree that (i) the liquidated damages provision set forth above shall be applicable in those instances in which IMG is not retained by the surviving entity to provide transfer agency services and
(ii) for purposes of calculating the payment amount representing liquidated damages, the number of shareholder accounts within the Company shall be the greater of: (i) the number of shareholder accounts at the time the Company's Board of Directors receives notification of an intention on the part of Fund management to effect such a business reorganization; (ii) the number of shareholder accounts at the time the Company's Board of Directors formally approves such a business reorganization; or (iii) the number of shareholder accounts on the day prior to the first day during which assets are transferred by the Company to the surviving entity pursuant to the plan of reorganization. The one-time cash payment referenced above shall be due and payable on the day prior to the first day during which assets are transferred to the surviving entity pursuant to the plan of reorganization.

             The parties further acknowledge and agree that, in the event IMG is replaced, or a third party is added, as set forth above, (i) a determination of actual damages incurred by IMG would be extremely difficult, and (ii) the liquidated damages provision contained herein is intended to adequately compensate IMG for damages incurred and is not intended to constitute any form of penalty.

        6. UNCONTROLLABLE EVENTS.

             IMG assumes no responsibility hereunder, and shall not be liable for any damage, loss of data, delay or any other loss whatsoever caused by events beyond its reasonable control.

        7.   LEGAL ADVICE.

             IMG shall notify the Company at any time IMG believes that it is in need of the advice of counsel (other than counsel in the regular employ of IMG or any affiliated companies) with regard to IMG' responsibilities and duties pursuant to this Agreement; and after so notifying the Company, IMG, at its discretion, shall be entitled to seek, receive and act upon advice of legal counsel of its choosing, such advice to be at the expense of the Company or Funds unless relating to a matter involving IMG' willful misfeasance, bad faith, gross negligence or reckless disregard with respect to IMG' responsibilities and duties hereunder and IMG shall in no event be liable to the Company or any Fund or any shareholder or beneficial owner of the Company for any action reasonably taken pursuant to such advice.

        8.   INSTRUCTIONS.

             Whenever IMG is requested or authorized to take action hereunder pursuant to instructions from a shareholder, or a properly authorized agent of a shareholder ("shareholder's agent"), concerning an account in a Fund, IMG shall be entitled to rely upon any certificate, letter or other instrument or communication, believed by IMG to be genuine and to have been properly made, signed or authorized by an officer or other authorized agent of the Company or by the shareholder or shareholder's agent, as the case may be, and shall be entitled to receive as conclusive proof of any fact or matter required to be ascertained by it hereunder a certificate signed by an officer of the Company or any other person authorized by the Company's Board of Directors or by the shareholder or shareholder's agent, as the case may be.

             As to the services to be provided hereunder, IMG may rely conclusively upon the terms of the Prospectuses and Statement of Additional Information of the Company relating to the Funds to the extent that such services are described therein unless IMG receives written instructions to the contrary in a timely manner from the Company.

     9. STANDARD OF CARE; RELIANCE ON RECORDS AND INSTRUCTIONS; INDEMNIFICATION.

             IMG shall use its best efforts to ensure the accuracy of all services performed under this Agreement, but shall not be liable to the Company for any action taken or omitted by IMG in the absence of bad faith, willful misfeasance, negligence or from reckless disregard by it of its obligations and duties. The Company agrees to indemnify and hold harmless IMG, its employees, agents, directors, officers and nominees from and against any and all claims, demands, actions and suits, whether groundless or otherwise, and from and against any and all judgments, liabilities, losses, damages, costs, charges, counsel fees and other expenses of every nature and character arising out of or in any way relating to IMG' actions taken or nonactions with respect to the performance of services under this Agreement or based, if applicable, upon reasonable reliance on information, records, instructions or requests given or made to IMG by the Company, the investment adviser and on any records provided by any fund accountant or custodian thereof; provided that this indemnification shall not apply to actions or omissions of IMG in cases of its own bad faith, willful misfeasance, negligence or from reckless disregard by it of its obligations and duties; and further provided that prior to confessing any claim against it which may be the subject of this indemnification, IMG shall give the Company written notice of and reasonable opportunity to defend against said claim in its own name or in the name of IMG.

        10. RECORD RETENTION AND CONFIDENTIALITY.

             IMG shall keep and maintain on behalf of the Company all books and records which the Company or IMG is, or may be, required to keep and maintain pursuant to any applicable statutes, rules and regulations, including without limitation Rules 31a-1 and 31a-2 under the Investment Company Act of 1940, as amended (the "1940 Act"), relating to the maintenance of books and records in connection with the services to be provided hereunder. IMG further agrees that all such books and records shall be the property of the Company and to make such books and records available for inspection by the Company or by the Securities and Exchange Commission (the "Commission") at reasonable times and otherwise to keep confidential all books and records and other information relative to the Company and its shareholders, except when requested to divulge such information by duly-constituted authorities or court process, or requested by a shareholder or shareholder's agent with respect to information concerning an account as to which such shareholder has either a legal or beneficial interest or when requested by the Company, the shareholder, or shareholder's agent, or the dealer of record as to such account.

        11.  REPORTS.

             IMG will furnish to the Company and to its properly-authorized auditors, investment advisers, examiners, distributors, dealers, underwriters, salesmen, insurance companies and others designated by the Company in writing, such reports at such times as are prescribed in Schedule D attached hereto, or as subsequently agreed upon by the parties pursuant to an amendment to Schedule
D. The Company agrees to examine each such report or copy promptly and will report or cause to be reported any errors or discrepancies therein not later than three business days from the receipt thereof. In the event that errors or discrepancies, except such errors and discrepancies as may not reasonably be expected to be discovered by the recipient within three days after conducting a diligent examination, are not so reported within the aforesaid period of time, a report will for all purposes be accepted by and be binding upon the Company and any other recipient, and IMG shall have no liability for errors or discrepancies therein and shall have no further responsibility with respect to such report except to perform reasonable corrections of such errors and discrepancies within a reasonable time after requested to do so by the Company.

        12. RIGHTS OF OWNERSHIP.

             All computer programs and procedures developed to perform services required to be provided by IMG under this Agreement are the property of IMG. All records and other data except such computer programs and procedures are the exclusive property of the Company and all such other records and data will be furnished to the Company in appropriate form as soon as practicable after termination of this Agreement for any reason.

        13. RETURN OF RECORDS.

             IMG may at its option at any time, and shall promptly upon the Company's demand, turn over to the Company and cease to retain IMG' files, records and documents created and maintained by IMG pursuant to this Agreement which are no longer needed by IMG in the performance of its services or for its legal protection. If not so turned over to the Company, such documents and records will be retained by IMG for six years from the year of creation. At the end of such six-year period, such records and documents will be turned over to the Company unless the Company authorizes in writing the destruction of such records and documents.

        14.  BANK ACCOUNTS.

             The Company and the Funds shall establish and maintain such bank accounts with such bank or banks as are selected by the Company, as are necessary in order that IMG may perform the services required to be performed hereunder. To the extent that the performance of such services shall require IMG directly to disburse amounts for payment of dividends, redemption proceeds or other purposes, the Company and Funds shall provide such bank or banks with all instructions and authorizations necessary for IMG to effect such disbursements.

        15. REPRESENTATIONS OF THE COMPANY.

             The Company certifies to IMG that: (a) as of the close of business on the Effective Date, each Fund which is in existence as of the Effective Date has authorized unlimited shares, and (b) by virtue of its Articles of Incorporation, shares of each Fund which are redeemed by the Company may be sold by the Company from its treasury, and (c) this Agreement has been duly authorized by the Company and, when executed and delivered by the Company, will constitute a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties.

        16. REPRESENTATIONS OF IMG.

             IMG represents and warrants that: (a) IMG has been in, and shall continue to be in, substantial compliance with all provisions of law, including
Section 17A(c) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), required in connection with the performance of its duties under this Agreement; and (b) the various procedures and systems which IMG has implemented with regard to safekeeping from loss or damage attributable to fire, theft or any other cause of the blank checks, records, and other data of the Company and IMG' records, data, equipment, facilities and other property used in the performance of its obligations hereunder are adequate and that it will make such changes therein from time to time as are required for the secure performance of its obligations hereunder.

        17.  INSURANCE.

             IMG shall notify the Company should its insurance coverage with respect to professional liability or errors and omissions coverage be canceled or reduced. Such notification shall include the date of change and the reasons therefor. IMG shall notify the Company of any material claims against it with respect to services performed under this Agreement, whether or not they may be covered by insurance, and shall notify the Company from time to time as may be appropriate of the total outstanding claims made by IMG under its insurance coverage.

        18. INFORMATION TO BE FURNISHED BY THE COMPANY AND FUNDS.

             The Company has furnished to IMG the following:

             (a) Copies of the Articles of Incorporation of the Company and of any amendments thereto, certified by the proper official of the state in which such Declaration has been filed.

             (b)  Copies of the following documents:

                  1. The Company's By-Laws and any amendments thereto;

                  2. Certified copies of resolutions of the Board of Directors covering the following matters:

                        A. Approval of this Agreement and authorization of a specified officer of the Company to execute and deliver this Agreement and authorization for specified officers of the Company to instruct IMG hereunder; and

                        B. Authorization of IMG to act as Transfer Agent for the Company on behalf of the Funds.

             (c) A list of all officers of the Company, together with specimen signatures of those officers, who are authorized to instruct IMG in all matters.

             (d) Two copies of the following (if such documents are employed by the Company):

                  1. Prospectuses and Statement of Additional Information;

                  2.    Distribution Agreement; and

                  3. All other forms commonly used by the Company or its Distributor with regard to their relationships and transactions with shareholders of the Funds.

             (e) A certificate as to shares of beneficial interest of the Company authorized, issued, and outstanding as of the Effective Date of IMG' appointment as Transfer Agent (or as of the date on which IMG' services are commenced, whichever is the later date) and as to receipt of full consideration by the Company for all shares outstanding, such statement to be certified by the Treasurer of the Company.

        19. INFORMATION FURNISHED BY IMG.

             IMG has furnished to the Company the following:

             (a) IMG' Articles of Incorporation.

             (b) IMG' Bylaws and any amendments thereto.

             (c) Certified copies of actions of IMG covering the following matters:

                  1. Approval of this Agreement, and authorization of a
                     specified officer of IMG to execute and deliver this Agreement;

                  2. Authorization of IMG to act as Transfer Agent for the
                     Company.

             (d) A copy of the most recent independent accountants' report relating to internal accounting control systems as filed with the Commission pursuant to Rule 17Ad-13 under the Exchange Act.

        20. AMENDMENTS TO DOCUMENTS.

             The Company shall furnish IMG written copies of any amendments to, or changes in, any of the items referred to in Section 18 hereof forthwith upon such amendments or changes becoming effective. In addition, the Company agrees that no amendments will be made to the Prospectuses or Statement of Additional Information of the Company which might have the effect of changing the procedures employed by IMG in providing the services agreed to hereunder or which amendment might affect the duties of IMG hereunder unless the Company first obtains IMG' approval of such amendments or changes.

        21. RELIANCE ON AMENDMENTS.

             IMG may rely on any amendments to or changes in any of the documents and other items to be provided by the Company pursuant to Sections 18 and 20 of this Agreement and the Company hereby indemnifies and holds harmless IMG from and against any and all claims, demands, actions, suits, judgments, liabilities, losses, damages, costs, charges, counsel fees and other expenses of every nature and character which may result from actions or omissions on the part of IMG in reasonable reliance upon such amendments and/or changes. Although IMG is authorized to rely on the above-mentioned amendments to and changes in the documents and other items to be provided pursuant to Sections 18 and 20 hereof, IMG shall be under no duty to comply with or take any action as a result of any of such amendments or changes unless the Company first obtains IMG' written consent to and approval of such amendments or changes.

        22. COMPLIANCE WITH LAW.

             Except for the obligations of IMG set forth in Section 10 hereof, the Company assumes full responsibility for the preparation, contents, and distribution of each prospectus of the Company as to compliance with all applicable requirements of the Securities Act of 1933, as amended (the "1933 Act"), the 1940 Act, and any other laws, rules and regulations of governmental authorities having jurisdiction. IMG shall have no obligation to take cognizance of any laws relating to the sale of the Company's shares. The Company represents and warrants that no shares of the Company will be offered to the public until the Company's registration statement under the 1933 Act and the 1940 Act has been declared or becomes effective.

        23.  NOTICES.

             Any notice provided hereunder shall be sufficiently given when sent by registered or certified mail to the party required to be served with such notice at the following address: 3435 Stelzer Road, Columbus, Ohio 43219, or at such other address as such party may from time to time specify in writing to the other party pursuant to this Section.

        24.  HEADINGS.

             Paragraph headings in this Agreement are included for convenience only and are not to be used to construe or interpret this Agreement.

        25. ASSIGNMENT.

             This Agreement and the rights and duties hereunder shall not be assignable by either of the parties hereto except by the specific written consent of the other party. This Section 25 shall not limit or in any way affect IMG' right to appoint a Sub-transfer Agent pursuant to Section 1 hereof. This Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective successors and permitted assigns.

        26.  GOVERNING LAW

             This Agreement shall be governed by and provisions shall be construed in accordance with the laws of the State of Ohio.

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed all as of the day and year first above written.



                                            VINTAGE MUTUAL FUNDS, INC.

                                            By: /s/
                                               ---------------------------------



                                            INVESTORS MANAGEMENT GROUP, LTD.


                                            By: /s/
                                               ---------------------------------

                                                         Dated: January 13, 2003


                                   SCHEDULE A
                                     TO THE
                            TRANSFER AGENCY AGREEMENT
                                     BETWEEN
                         VINTAGE MUTUAL FUNDS, INC. AND
                           Investors Management Group



        PORTFOLIOS

        Liquid Assets Fund  ("S", "S2", and "I" Class)
        Municipal Assets Fund  ("S" and "I" Class)
        Institutional Reserves Fund
        Institutional Money Market Fund









                                         VINTAGE MUTUAL FUNDS, INC.

                                         By: /s/ David W. Miles
                                            ----------------------------------

                                         Title: David W. Miles, President
                                                --------------------------------




                                         INVESTORS MANAGEMENT GROUP, LTD.

                                         By: /s/ Jay H. Evans
                                             -----------------------------------


                                         Title: Jay H. Evans, President
                                                --------------------------------






Amended 12/1/04.

                                                       Dated: February 13, 1998


                                   SCHEDULE B
                        TO THE TRANSFER AGENCY AGREEMENT
                                     BETWEEN
                           VINTAGE MUTUAL FUNDS, INC.
                                       AND
                        Investors Management Group, LTD.

                            TRANSFER AGENCY SERVICES


1.      SHAREHOLDER TRANSACTIONS

        a. Process shareholder purchase and redemption orders.

        b. Set up account information, including address, dividend option, taxpayer identification numbers and wire instructions.

        c. Issue confirmations in compliance with Rule 10b-10 under the Securities Exchange Act of 1934, as amended.

        d.   Issue periodic statements for shareholders.

        e.   Process transfers and exchanges.

        f. Process dividend payments, including the purchase of new units through dividend reimbursement.

2.      SHAREHOLDER INFORMATION SERVICES

        a. Make information available to shareholder servicing unit and other remote access units regarding trade date, share price, current holdings, yields, and dividend information.

        b. Produce detailed history of transactions through duplicate or special order statements upon request.

        c. Provide mailing labels for distribution of financial reports, prospectuses, proxy statements or marketing material to current shareholders.

3.      COMPLIANCE REPORTING
        a. Provide reports to the Securities and Exchange Commission, the National Association of Securities Dealers and the States in which the Fund is registered.
        b. Prepare and distribute appropriate Internal Revenue Service forms for corresponding Fund and shareholder income and capital gains.

        c.   Issue tax withholding reports to the Internal Revenue Service.

4.      DEALER/LOAD PROCESSING (IF APPLICABLE)

        a. Provide reports for tracking rights of accumulation and purchases made under a Letter of Intent.

        b. Account for separation of shareholder investments from transaction sale charges for purchase for Fund shares.

        c. Calculate fees due under 12b-1 plans for distribution and marketing expenses.

        d. Track sales and commission statistics by dealer and provide for payment of commissions on direct shareholder purchases in a load Fund.

5.      SHAREHOLDER ACCOUNT MAINTENANCE

        a.   Maintain all shareholder records for each account in the Company.

        b. Issue customer statements on scheduled cycle, providing duplicate second and third party copies if required.

        c.   Record shareholder account information changes.

        d.   Maintain account documentation files for each shareholder.

                                                         Dated: January 13, 2003

                                   SCHEDULE C
                        TO THE TRANSFER AGENCY AGREEMENT
                                     BETWEEN
                           VINTAGE MUTUAL FUNDS, INC.
                                       AND
                        Investors Management Group, LTD.

                               TRANSFER AGENT FEES

ANNUAL BASE FEE:           Subject to the annual  minimums set forth  below,
                           each Fund shall pay the following annual base fees:

                           Daily Dividend Funds      $16 per shareholder account

                           All other Funds           $14 per shareholder account

MINIMUM FEES:              Notwithstanding the fee amounts set forth above, the
                           annual base fee shall not be less than the following minimum fee amounts:

                           1.   LIQUID ASSETS FUND ("S", "S-2", AND "I"
                                SHARES), MUNICIPAL ASSETS FUND ("S" AND
                                "I" SHARES) INSTITUTIONAL RESERVES FUND
                                INSTITUTIONAL MONEY MARKET FUND

                          # OF SHAREHOLDERS                 MINIMUM FEE AMOUNT
                          -----------------                 ------------------
                           0 - 99                                $6,000
                           100 - 199                             12,000
                           200 - 299                             18,000
                           300 - 499                             24,000
                           500 +                                 36,000

                           2.  ALL OTHER FUNDS

                           $18,000 for a Fund with less than 100 shareholders $24,000 for a Fund with 100 or more shareholders but less than 500 shareholders
                           $36,000 for a Fund with 500 or more shareholders

OTHER PROVISIONS:          For Funds with more than one class of shares, this
                           fee schedule shall apply separately to each class.

                           Additional services such as processing of individual retirement accounts shall pay additional fees as agreed in writing between the parties.

                           Special reports or specialized processing, the programming costs or data base management fees for such services will be agreed upon in writing by the parties

                           All fees are subject to an annual increases as agreed in writing between the parties

OUT-OF-POCKET EXPENSES:    IMG shall be entitled to be reimbursed  for all
                           reasonable out-of-pocket expenses including, but not limited to, the expenses set forth in
                           Section 3 of this Agreement.


                               VINTAGE MUTUAL FUNDS, INC.
                               By: /s/ David W. Miles
                                  ---------------------------------------

                               Title: David W. Miles, President
                                     ------------------------------------


                               INVESTORS MANAGEMENT GROUP, LTD.

                               By: /s/ Jay H. Evans
                                   --------------------------------------

                               Title:   Jay H. Evans, President
                                      -----------------------------------



Amended 12/1/04.

                                   SCHEDULE D
                             TO THE TRANSFER AGENCY
                  AGREEMENTBETWEENVINTAGE MUTUAL FUNDS, INC.AND
                        INVESTORS MANAGEMENT GROUP, LTD.
                                     REPORTS

1.      Daily Account Holder Activity Journal

2.      Daily Portfolio Activity Summary Report

        a.   Beginning Balance

        b.   Account Holder Transactions

        c.   Reinvested Dividends

        d.   Exchanges

        e.   Adjustments

        f.   Ending Balance

3.      Daily Wire and Check Registers

4.      Monthly Dividend Reports

5.      Monthly Dealer Processing Reports

6.      Sales Data Reports for Blue Sky Registration

7. Annual report by independent public accountants concerning IMG shareholder system and internal accounting control systems to be filed with the Securities and Exchange Commission pursuant to Rule 17Ad-13 of the Securities and Exchange Act of 1934, as amended.